Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Ron Mills
VP of Finance and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK ANNOUNCES $600 MILLION STRATEGIC INVESTMENT BY SIXTH STREET IN PINNACLE GAS SERVICES

FRISCO, TEXAS, June 15, 2026 – Comstock Resources, Inc. (NYSE: CRK) announced today that it has sold a minority equity interest in Comstock's midstream subsidiary, Pinnacle Gas Services LLC ("Pinnacle"), to certain funds managed by Sixth Street, a leading global investment firm.

Sixth Street invested $600 million in Pinnacle and acquired a 27% non-controlling common equity interest in Pinnacle. Sixth Street's investment values Pinnacle at a $2.2 billion enterprise value. Upon closing the transaction, Comstock retained a 73% controlling common equity interest in Pinnacle, valued today at approximately $1.6 billion, and continues to manage, operate and control the business under a management services agreement with Comstock.

The proceeds from the investment were used to fully extinguish and retire the Pinnacle preferred equity securities for $445 million plus accrued dividends, all outstanding indebtedness at Pinnacle, transaction costs and for working capital.

Key Transaction Benefits to Comstock

•
Pinnacle and Western Haynesville Value Confirmation – Investment implies a $2.2 billion enterprise value for Pinnacle validating the significant value Comstock has created from its midstream infrastructure and reflecting the expected future production growth resulting from Comstock's development of its 540,000 net acres in the Western Haynesville.

•
Strengthens Balance Sheet and Reduces Fixed Charges – The transaction is deleveraging; with proceeds used to extinguish and retire all preferred equity securities and outstanding indebtedness at Pinnacle. Further, this transaction is expected to materially reduce the fixed charges of Pinnacle by approximately $40 million per year.

•
Increased Comstock's Ownership in Pinnacle's Future Upside – Comstock retains a controlling 73% equity interest in Pinnacle. Upon Sixth Street achieving certain return hurdles, Sixth Street's ownership in Pinnacle will be reduced from 27% to 19.5% and Comstock's ownership of Pinnacle will increase from 73% to 80.5% compared to the 70% it was entitled to prior to the redemption of the preferred units.

•
Maintain Operational Control – Comstock will continue to manage, operate, and control all key strategic and operational decisions at Pinnacle, preserving full alignment between its upstream and midstream operations.

M. Jay Allison, Chief Executive Officer of Comstock, commented:

"This transaction is another validation of the future potential of Comstock's Western Haynesville acreage, which is well positioned to service the growing demand for natural gas in our region. The Western Haynesville represents one of the largest undeveloped natural gas resources with access to the growing demand along the Gulf Coast and will also serve the recently announced Texas Power Generation Hub in Anderson County Texas. This transaction with Sixth Street represents an important milestone for Comstock and a strong validation of the value we have created in the Western Haynesville. Importantly, through this investment, we are strengthening our balance sheet by reducing debt and simplifying our capital structure — all while increasing our substantial majority ownership and maintaining full operational control of the Pinnacle system. We are excited to welcome Sixth Street as a long-term partner as we continue to build out one of the premier midstream platforms in the country."

Zack Winegrad, Partner and Co-Head of Energy and Co-Head of Global Infrastructure at Sixth Street, commented:

"Comstock is one of the leading independent natural gas companies in North America today, and we are delighted to partner with them on this important transaction. The transaction highlights Sixth Street's focus on providing large-scale, flexible capital solutions to support the development of critical energy infrastructure needed to meet the rapid growth in energy demand from data centers, hyper scalers, global LNG, and the secular electrification trends underway in the economy more broadly. Pinnacle's midstream infrastructure sits at the heart of one of the most prolific natural gas basins in North America, and we are excited to invest alongside the Comstock team as they execute on a compelling growth plan. This investment reflects our conviction in the critical role natural gas infrastructure will play in meeting long-term U.S. energy demand, and we look forward to being a supportive, long-term partner to Comstock as they continue to scale the Pinnacle platform."

Advisors

Jefferies LLC acted as financial advisor to Comstock, and O'Melveny & Myers served as its legal counsel.

Wells Fargo and RBC Capital Markets acted as financial advisors to Sixth Street and Latham & Watkins served as its legal counsel.

About Comstock Resources

Comstock Resources is a leading independent natural gas producer with operations focused on the development of the Haynesville Shale in North Louisiana and East Texas.

About Pinnacle Gas Services

Pinnacle Gas Services LLC is a Delaware limited liability company and a subsidiary of Comstock. Pinnacle owns and operates the Pinnacle gathering and treating system, which supports Comstock's Western Haynesville natural gas development operations in East Texas.

About Sixth Street

Founded in 2009, Sixth Street is a leading global investment firm with over $130 billion in assets. Sixth Street's flexible, long-term oriented capital base and cross-platform collaboration allows the firm to invest thematically across sectors, geographies, and asset classes. Sixth Street has more than 750 team members, including over 300 investment professionals in offices around the world. For more information, visit https://www.sixthstreet.com.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. Information concerning the assumptions, uncertainties and risks that may affect the actual results can be found in the Company's filings with the Securities and Exchange Commission ("SEC") available on the Company's website or the SEC's website at sec.gov.

Ron Mills

Vice President of Finance and Investor Relations

Comstock Resources

972-668-8834

rmills@comstockresources.com